Exhibit 10.1

24/7 Real Media, Inc.
1250 Broadway, 28th Floor
New York, New York 10001

May 23, 2003

PubliGroupe USA Holding, Inc.

1100 Santa Monica Blvd, Suite 550

Los Angeles, CA, 90025

RE:          Exchange And Amendment of Notes; Certain Other Matters

Dear Moritz,

We refer to (i) that certain Agreement And Plan Of Merger, dated as of October 30, 2001 (as amended, supplemented or otherwise modified from time to time, the “Merger  Agreement”), among 24/7 Media, Inc., a Delaware corporation (“Parent”), Real Media, Inc., a Delaware corporation (the “Company”), PubliGroupe USA Holding, Inc., a Delaware corporation (“Publigroupe”), and Continuum Holding Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”); (ii) that certain unsecured promissory note, dated October 30, 2001, in the principal amount of $4,500,000 issued by the Company in favor of Publigroupe and guaranteed by Parent pursuant to the Parent Guarantee (as defined) (the “First Note”); (iii) that certain unsecured promissory note, dated January 9, 2002, in the principal amount of $1,500,000 issued by Parent to Publigroupe (the “Second Note”); (iv) that certain unsecured promissory note, dated May 14, 2002, in the principal amount of $1,500,000 issued by Parent to Publigroupe pursuant to Section 7.01(b) of the Merger Agreement (the “Third Note” and, collectively, with the First Note and Second Note, the “Notes”); (v) that certain guarantee issued on October 30, 2001 by Parent guaranteeing the obligations of Company under the First Note (the “Parent Guarantee”); and (vi) that certain Lock-Up and Standstill Agreement, dated October 31, 2001 (the “Lock-Up Agreement”).

As a result of the merger undertaken pursuant to the Merger Agreement, and the consummation of the other of transactions contemplated thereby, Merger Sub merged with and into the Company effectively making the Company a wholly owned subsidiary of Parent.  In connection therewith, Parent changed its name to 24/7 Real Media, Inc.

Each of Parent, the Company and Publigroupe now intend to provide for (i) the transfer and delivery of the Notes to Parent and the Company for cancellation, (ii) the cancellation of the Parent Guarantee, (iii) the payment by Parent to Publigroupe of certain consideration described below upon the satisfaction of certain conditions, (iv) the amendment of the Lock-Up Agreement, and (v) other agreements set forth herein.

In consideration of the foregoing, and of the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby agrees as follows:

1.             Cancellation of Notes; Consent and Acknowledgment of Publigroupe. Subject solely to the satisfaction of the conditions set forth in Paragraph 4(b) of this letter agreement (the “Letter Agreement”), at a Closing which shall take place on a date (the “Closing Date”) as soon as practicable following the satisfaction or waiver of the conditions set forth in Paragraph 4, Publigroupe hereby irrevocably agrees to transfer and deliver to the Company for cancellation the First Note and to Parent for cancellation the Second Note and the Third Note and to cancel the debt evidenced by all the Notes.  Publigroupe hereby expressly acknowledges, consents and agrees that, as of the Closing Date, (i) the Notes, including principal and all accrued interest, shall be deemed paid in full and Parent and the Company, shall be fully and forever discharged from any obligation whatsoever with respect to the Notes, and (ii) the Parent Guarantee shall be revoked, cancelled and terminated and shall be of no further force and effect whatsoever.

2.             Payment of Consideration by Parent. Subject solely to the satisfaction of the conditions set forth in Paragraph 4(a) of this Letter Agreement, at the Closing, in exchange for delivery by Publigroupe and cancellation of the Notes and the debt evidenced thereby, Parent (i) shall pay to Publigroupe at the Closing one million five hundred thousand United States dollars (U.S. $1,500,000) in cash via wire transfer (the “Cash Consideration”), and (ii) shall issue to Publigroupe or its designated affiliate 4,800,000 shares of common stock, par value $.01 per share, of Parent (“Parent Common Stock”), as proportionately adjusted to reflect any stock splits and combinations, stock dividends, recapitalizations and the like with respect to Parent’s common stock subsequent to the date hereof (the “Shares”).

3.             Amendment of Lock-Up Agreement.  The parties hereby agree that, as of the Closing Date, the Lock-Up Agreement shall be amended:

(i) by deleting Section 2 thereof in its entirety and inserting in lieu thereof, the following:  “Publigroupe hereby agrees that it will not sell more than 1,000,000 shares of Parent Common Stock owned by it on any trading day or more than 5,000,000 shares of Parent Common Stock owned by it in any calendar month, in each case proportionately adjusted to reflect any stock splits and combinations, stock dividends, recapitalizations and the like with respect to Parent’s Common Stock subsequent to the date hereof, except with the prior written consent of Parent; provided, however, that the foregoing restriction shall not apply to any private sale, transfer or disposition by Publigroupe of any of the shares of Parent Common Stock owned by it to a third party”; and

(ii) by adding the following sentence to the end of Section 3: “Notwithstanding anything contained in this Section 3 to the contrary, Publigroupe shall be permitted to receive from Parent 4,800,000 shares of Parent Common Stock pursuant to the Letter Agreement dated May       , 2003.”

4.             Conditions to Closing.

(a)           Conditions to Parent’s Obligations.  The obligation of Parent to issue the Shares and pay the Cash Consideration at the Closing is subject to the fulfillment on or prior to the Closing of each of the following conditions, provided that these conditions are for Parent’s sole benefit and may be waived by Parent at any time in its sole discretion by providing Publigroupe with written notice thereof.

(1) Parent shall have taken all corporate action (including obtaining any relevant stockholder approval) which may, in the opinion of its counsel, be necessary in order that Parent may validly and legally issue the Shares.

(2) All governmental and third party Permits, filings and waivers necessary for consummation of the transactions to be consummated at the Closing shall have been obtained.

(3) No temporary restraining order, preliminary or permanent injunction or other order or decree, and no other legal restraint or prohibition shall exist which prevents or arguably prevents the consummation of the transactions contemplated by this Letter Agreement, nor shall any proceeding have been commenced or threatened with respect to the foregoing.

(4) Publigroupe shall have delivered the original Notes, together with such instruments of transfer as are reasonably requested by Parent or the Company, and such documentation as may be required to fully terminate the Parent Guarantee, in each case pursuant to Section 1 above.

(b)           Conditions to Publigroupe’s Obligations.   The obligation of Publigroupe to transfer and deliver the Notes to Parent for cancellation at the Closing is subject to the fulfillment on or prior to the Closing of each of the following conditions, provided that these conditions are for Publigroupe’s sole benefit and may be waived by Publigroupe at any time in its sole discretion by providing Parent with written notice thereof.

(1) Parent shall have taken all corporate action (including obtaining any relevant stockholder approval) which may, in the opinion of Publigroupe’s counsel, be necessary in order that Parent may validly and legally issue the Shares.

(2) All governmental and third party Permits, filings and waivers necessary for consummation of the transactions to be consummated at the Closing shall have been obtained.

(3) The Parent shall have executed and delivered certificates for the Shares, containing customary restrictive legends, in such denominations as the Purchaser shall request.

(4) No temporary restraining order, preliminary or permanent injunction or other order or decree, and no other legal restraint or prohibition shall exist which prevents or arguably prevents the consummation of the transactions contemplated by this Letter Agreement, nor shall any proceeding have been commenced or threatened with respect to the foregoing.

(5) Parent shall have delivered the Cash Consideration and the Shares pursuant to Section 2 above.

(6) The shares of common stock of Parent shall be listed on a stock exchange, securities trading exchange or automated quotation system.

(7) On or before the thirtieth (30th) day after the Closing Date, the Company shall file with the SEC a registration statement on Form S-3, and any related qualification or compliance, with respect to the sale or distribution by the Holders on a delayed or continuous basis of all of the Registrable Securities (the “SHELF REGISTRATION”); PROVIDED, HOWEVER, that the Company shall not be obligated to effect such registration, qualification or compliance in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance. The Company shall use commercially reasonable efforts to have the Shelf Registration declared effective by the SEC as promptly as practicable; PROVIDED, that in the event the Company receives notice from the SEC that the Shelf Registration will not be subject to SEC review, the Company shall have the S-3 Registration Statement declared effective as soon as possible following receipt of such notice from the SEC; PROVIDED, FURTHER, that in the event the Shelf Registration is reviewed by the SEC, the Company shall work diligently to resolve any SEC comments in favor of the Company as soon as possible and, following receipt of notice from the SEC that all such comments are resolved, will have the Shelf Registration declared effective as soon as possible thereafter. The Company shall leave the Shelf Registration in effect until the date on which all Registrable Securities shall either (i) have been registered under the Securities Act and been disposed of, or (ii) be, in the reasonable opinion of counsel to the Company that has been delivered to the applicable Holders, saleable in a three (3) month period by the current Holders thereof without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

(c)  Best efforts to satisfy conditions.  From the date of execution of this Letter Agreement, each of Publigroupe and Parent agrees to use commercially reasonable best efforts to satisfy in a timely manner each of the conditions to be satisfied by it as provided in this paragraph 4.  In particular, Parent agrees to seek to satisfy the condition set forth in paragraphs 4(a)(1) and 4(b)(1) no later than June 15, 2003.

5.  Representations and Warranties.     Each party hereto represents that: (i) it has not assigned any of its rights or obligations under the Notes prior to the date of this Agreement, (ii) the execution, delivery and performance of this Letter Agreement: (a) has been duly authorized, (b) does not conflict with any provisions of any instrument to which it is a party or by which it is bound, and (c) constitutes a valid, legal and binding obligation of such party, (d) the person executing this Letter Agreement on behalf of such party has been duly authorized to execute this Letter Agreement in the name of such party and (e) does not require any party to obtain, perform or send any notices, consents, approvals or other actions and will not cause or result in a default, event of default, acceleration event, termination event or otherwise entitle any other party to exercise any other right or remedy materially adverse to the interests of the parties hereto, except for such notices, consents and approvals that have been obtained prior to or in connection with the execution of this Letter Agreement or as otherwise set forth herein.

Publigroupe further represents and warrants that it has good and valid title to the Notes, free and clear of all liens, pledges, charges, encumbrances, security interests, equities, options, restrictions (including any voting agreements, voting trusts, restrictions on voting rights or rights of disposition), claims or third party rights of whatever nature (collectively, “Encumbrances”) and, after consummation of the transactions contemplated hereby, Parent will have good and valid title to the Second Note and the Third Note and Company will have good and valid title to the First Note, in each case free and clear of any Encumbrances.

Parent further represents and warrants that it has filed all forms, reports and documents required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since the filing of the Company’s annual report on Form 10-K for the year ended December 31, 2001 (the “SEC Reports”). As of their respective dates, each of the SEC Reports, as of the date filed and as they may have been subsequently amended, (i) were prepared in accordance with all requirements of the Securities Act of 1933, as amended , or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

In addition, Parent represents and warrants that: (i) the certificates delivered to Publigroupe pursuant to Section 4(b)(3) shall represent all of the Shares and shall be accompanied by such other documents and instruments, if any, necessary to permit Publigroupe to acquire the Shares free and clear of any Encumbrances of any kind, other than restrictions on transfer under applicable securities laws, and (ii) the Shares when delivered to Publigroupe will be validly issued and outstanding shares of voting common stock of Parent, fully paid and non-assessable, and will not be subject to preemptive rights of any other person, other than any such rights that have been waived prior to or in connection with the execution of this Letter Agreementand (iii) the Shares shall have beenduly listed for trading on The NASDAQ Stock Market as of the Closing Date

6.  Miscellaneous.  In the event of any conflict between this Letter Agreement on the one hand and the Notes, the Parent Guarantee and the Lock-up Agreement on the other hand, the provisions of this Agreement shall control.  This Letter Agreement may not be changed, amended, modified or discharged orally, but only by a written instrument signed by Parent, the Company and Publigroupe, and may be waived only by an instrument in writing signed by the party waiving compliance.  The rights, duties and obligations of the parties under this Letter Agreement may not be assigned without the prior written consent of the other parties hereto.  This Letter Agreement shall be binding upon each party hereto and its heirs, legal representatives, successors and permitted assigns and the terms hereof shall inure to the benefit of such party and its successors and permitted assigns.

7.  Public Announcements.  Neither party shall use the other’s name nor refer to the other directly or indirectly in connection with the investment contemplated herein in any advertisement, news release or professional or trade publication, or in any other manner, unless otherwise required by law, or with prior written consent.  The parties agree that there will be no press release or other public statement issued by either party relating to this Letter Agreement unless required by law or mutually agreed to, and further agree to keep the terms and conditions of such in strictest confidence, it being understood that this restriction shall not prohibit disclosure to the parties’ counsel, accountants and professional advisors.  Notwithstanding the foregoing, Parent may disclose the existence of this Letter Agreement to bona fide potential investors who are under obligations of nondisclosure, similar to those contained herein and which Parent believes in good faith are seriously considering investing in Parent.  In addition, Parent may disclose that a financial relationship exists between the parties hereto to customers, potential customers, strategic partners or potential strategic partners.

8.  Dispute Resolution.  The parties agree to negotiate in good faith to resolve any dispute between them regarding this Letter Agreement.  If the negotiations do not resolve the dispute to the reasonable satisfaction of both parties, then each party shall nominate one officer as its representative. These representatives shall, within fifteen (15) days of a written request by either party to call such a meeting, meet in person and shall attempt in good faith to resolve the dispute.  If the disputes cannot be resolved in such meeting, then such disputes shall be determined in New York, by the appointment of a single arbitrator to be agreed between the parties, or failing agreement within 5 business days, after either party has given to the other a written request to concur in the appointment of an arbitrator, by an arbitrator to be appointed by the Chartered Institute of Arbitrators.  This procedure shall be a prerequisite before taking any additional action hereunder.

9.  Governing Law.  The provisions of this Letter Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State. The invalidity, illegality or unenforceability of any provision of this Letter Agreement shall not affect or impair the validity, legality or enforceability of the remainder of this Letter Agreement, and to this end, the provisions of this Letter Agreement are declared to be severable.

[Signature pages follow.]

If the foregoing correctly sets forth our mutual understanding then please have an authorized signatory of Publigroupe USA Holding, Inc. sign two (2) original copies of this Letter Agreement where indicated below.  Once this Letter Agreement has been signed by an authorized representative of Publigroupe USA Holding, Inc., please return the original copies to my attention, for signature by an authorized representative of 24/7 Real Media, Inc.   An original copy of this Letter Agreement will be returned to you for your records in due course.

Sincerely,

24/7 Real Media, Inc.

By:
Name:
Title:

Real Media, Inc.

By:
Name:
Title:

Acknowledged and Agreed as of the date first

above written:

Publigroupe USA Holding Inc.

By:
Name:
Title: